Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated 10 March 2023 relating to the financial statements of BP p.l.c. and the effectiveness of BP p.l.c.’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of BP p.l.c. for the year ended 31 December 2022.

/s/ Deloitte LLP
London, United Kingdom
10 March 2023